PRESIDENCE DE LA REPUBLIQUE	REPUBLIQUE DE GUINEE
Travail - Justice - Solidarite
PRESIDENT DE LA REPUBLIQUE

No. 0124 /PRG/SGP/SP/07	Conakry, November 20, 2007

The Secretary General

To Mr. Kent P. Watts
CHIEF EXECUTIVE OFFICER
HYPERDYNAMICS CORPORATION
One Sugar Creek Center Blvd. Suite 125
Sugar Land, Texas 77478

Dear Mr. Watts:

Back in my own country, after my visit in Houston, first I would like to thank you for the quality of welcome and the attention which my delegation and myself have received.

In return, I would like on behalf of the President of the Republic invite you to come to Conakry at a date that will suit your schedule during the period from 05 to 13 of December 2007. It is understood that the goal of your visit would be to present your investment agenda and define the timetable of your exploration program to the Head of State.

Please tell us when you have chosen a date so that arrangements could be made to ensure a successful and pleasant stay.

Best regards,
SAM MAMADY SOUMAH